UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 26, 2007

KIMBALL HILL, INC.
(Exact name of registrant as specified in its charter)

Illinois (State or other jurisdiction of incorporation)	333-133278 (Commission File Number)	36-2177380 (IRS Employer Identification No.)

5999 New Wilke Road, Suite 504

Rolling Meadows, Illinois 60008

(Address of principal executive offices, including zip code)

(847) 364-7300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As a result of the filing by Kimball Hill, Inc. (“Kimball Hill”) of a registration statement with the Securities and Exchange Commission ("SEC") in 2006, Kimball Hill was required to provide financial statements audited by an auditor that was independent under the independence rules of the SEC. In order to comply with the SEC’s independence rules, C. Kenneth Love, Kimball Hill’s President and Chief Executive Officer (at the time Vice Chairman), and a former partner with Kimball Hill’s auditor, Deloitte & Touche LLP, voluntarily agreed to a cash payment in settlement of his pension benefits. If Mr. Love had not agreed to voluntarily settle his pension benefits, Kimball Hill may have had to change auditors which would have had an adverse impact on its then active financing transaction. On October 26, 2007, the Compensation Committee of the Board of Directors approved the payment of $1.75 million to Mr. Love to offset any personal negative tax impact or perceived financial consequences realized by Mr. Love upon his receipt of the lump sum payment of his pension benefits.

In addition, on November 28, 2007, the Compensation Committee of the Board of Directors increased Mr. Love’s annual base salary from $700,000 to $1,000,000, effective January 1, 2008.  As previously announced, Mr. Love was promoted to President and Chief Executive Officer of Kimball Hill and, pursuant to the terms of his employment agreement, he was entitled to a base salary increase commensurate with his new position in light of the salaries of other senior executive officers of Kimball Hill.

Item 9.01  Financial Statements and Exhibits.

Exhibit No.	Document
10.1

Employment Agreement, dated March 3, 2005, by and between Kimball Hill, Inc. and C. Kenneth Love (incorporated by reference to the Registration Statement on Form S-4, as amended, filed by Kimball Hill, Inc. (Registration No. 333-133278)).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIMBALL HILL, INC.

Date: November 29, 2007	/s/ Edward J. Madell
By: Edward J. Madell
Its: Vice President and Chief Financial Officer